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                                                                  EXHIBIT 23(ii)



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Banknorth Group, Inc.:

We consent to incorporation by reference in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (Registration No. 333-68237) Registration Statement filed by Banknorth Group, Inc. under the Securities Act of 1933 of our audit report dated January 23, 1998, relating to the consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Evergreen Bancorp, Inc.

                                    /s/ KPMG LLP



Albany, New York
February 2, 1999